Exhibit 99.2

Hovde

Financial

CONSENT OF HOVDE FINANCIAL, INC.

We hereby consent to the inclusion of our opinion letter, dated ____________, 2007, to the Board of Directors of Charter Financial Corporation as an Appendix to the Proxy Statement/Prospectus, which forms a part of the Pre-Effective Amendment No. __ to the Registration Statement on Form S-4 of Boston Private Financial Holdings, Inc., and to the references to our name and to the description of such opinion in the Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

Hovde Financial, Inc.
Chicago, Illinois
________, 2007